Free Writing Prospectus

Filing Pursuant to Rule 433

Filed on October 5, 2016

Registration Statement No. 333-206924-04

*PRICING DETAILS* $1.2BN AmeriCredit (AMCAR) 2016-4 (Subprime Auto)

Joint Leads: JPMorgan (struc), Barclays, RBC, RBS

Co-Managers: BNP, Citi, DB, GS

CL	AMT($MM)	WAL	S&P/F	E.FIN	L.FIN	SPREAD	YLD%	CPN%	$PX
A-1	196.000	0.21	A-1+/F1+	03/17	10/17		0.780	0.78	100.00000
A-2-A	430.000	0.95	AAA/AAA	06/18	04/20	EDSF+38	1.350	1.34	99.99414
A-3	246.250	2.18	AAA/AAA	07/19	07/21	IS+45	1.537	1.53	99.99552
B	94.670	2.96	AA/AA	01/20	12/21	IS+70	1.841	1.83	99.98857
C	117.520	3.54	A/A	09/20	07/22	IS+125	2.431	2.41	99.97027
D	115.560	3.98	BBB/BBB	10/20	12/22	IS+155	2.761	2.74	99.98027

Ticker: AMCAR 2016-4	Registration: SEC Registered
Rating Agencies: S&P, Fitch	ERISA Eligible: Yes
Pxg Speed: 1.50% ABS, 10% call	Expected Pxg: Priced
Min Denoms: $1K x $1K	Expected Settle: 10/13/16
Bill & Deliver: J.P. Morgan	First Pay: 11/08/16

CUSIPs:	A-1 03065T AA0
A-2-A 03065T AB8
A-3 03065T AD4
B 03065T AE2
C 03065T AF9
D 03065T AG7

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (866) 669-7629 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com.